Exhibit 99.1

Contacts:

Nektar	University of Alabama in Huntsville
Joyce Strand (650) 631-3138	Joel C. Lonergan (256) 824-6414
Jennifer Ruddock (650) 631-4954

Nektar and University of Alabama in Huntsville Announce Agreement to Settle Litigation

San Carlos, Calif. and Huntsville, Alabama, July 7, 2006 – Nektar Therapeutics (Nasdaq:NKTR) and the University of Alabama in Huntsville (UAH) today announced the settlement of UAH’s litigation against Nektar and Dr. Milton Harris, the founder of Nektar Alabama and a former employee of UAH, in exchange for a total cash payment of $25 million.

Under the terms of the agreement, Nektar and Dr. Harris, have jointly made an upfront payment totaling $15 million to UAH. In addition, Nektar will pay UAH the sum of $1 million per year for ten years. UAH currently plans to apply the funds towards its endowment and to fund scholarships for the entire campus, including Chemistry and Biology programs. In exchange, UAH has agreed to dismiss all claims related to the Nektar PEGylation patent portfolio and Nektar has agreed to dismiss all counterclaims.

“We are pleased that we were able to reach an amicable resolution of this case. This settlement provides a substantial benefit to the University and will provide numerous opportunities for UAH in the years to come,” said Dr. Frank Franz, President of the University of Alabama in Huntsville.

“This settlement is in the best interests of Nektar and helps maintain our focus on improving and expanding our PEGylation business. We also believe that the support of the University of Alabama in Huntsville’s science and educational missions is consistent with Nektar’s vision and values,” said Robert B. Chess, Acting President and CEO of Nektar.

About Nektar Advanced PEGylation Technology

Nektar Advanced PEGylation has the potential to improve the safety and efficacy of therapeutic agents by increasing drug circulation time in the bloodstream, decreasing immunogenicity and dosing frequency, increasing bioavailability and improving drug solubility and stability. It is based on the use of non-toxic polyethylene glycol (PEG) polymers, which can be attached to most major drug classes, including proteins, peptides, antibody fragments, small molecules, and other drugs and is used in eight approved products in the U.S. and Europe today.

About Nektar

Nektar Therapeutics is a biopharmaceutical company that develops and enables differentiated therapeutics with its industry-leading drug delivery technologies, expertise and manufacturing capabilities. Nektar technology and know-how have enabled nine approved products for partners, which include the world’s leading pharmaceutical and biotechnology companies. Nektar also develops its own products by applying its drug delivery technologies and expertise to existing medicines to enhance performance, such as improving efficacy, safety and compliance.

About UAH

The University of Alabama in Huntsville is a doctoral-granting, research-intensive university with approximately half of the university’s graduates earning degrees in engineering or science, making UAH one of the leading producers of engineers and physical scientists in Alabama. The University provides academic and research support for aerospace and defense, life sciences, information technology as well as Earth and space sciences.

This release contains forward-looking statements that reflect management’s current views as to Nektar’s business and management team. Important risks and uncertainties related to these forward-looking statements are detailed in Nektar’s reports and other filings with the SEC, including its Annual Report on Form 10-K for the year ended December 2005 and its Quarterly Report on 10-Q for the quarter ended March 30, 2006. Actual results could differ materially from these forward-looking statements. Nektar assumes no obligation to update any forward-looking statements contained in this release as the result of new information or future events or developments that may occur after the date of this release.

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